Exhibit 8.2

DLA PIPER	203 North LaSalle Street, Suite 1900 Chicago, Illinois 60601-1293 main 312.368.4000 fax 312.236.7516

THE OPINIONS SET FORTH HEREIN ARE NOT INTENDED TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING TAX PENALTIES. THESE OPINIONS SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS DISCUSSED HEREIN. TAXPAYERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM THEIR OWN INDEPENDENT TAX ADVISORS WITH RESPECT TO ALL TAX ISSUES RELATING TO THE TRANSACTIONS DISCUSSED HEREIN.

September 6, 2007

Cohen & Company

2929 Arch Street, Suite 1703 Philadelphia, Pennsylvania 19104

PFWII,Ltd.

Walker House 87 Mary Street P.O. Box 908GT George Town

Cayman Islands

PFW ill. Ltd.

Walker House 87 Mary Street P.O. Box 908GT George Town

Cayman Islands

IBC Capital Finance IV

c/o Independent Bank Corporation 230 W. Main Street

Ionia, Michigan 48846

Independent Bank Corporation 230 W, Main Street

Ionia, Michigan 48846

Ladies and Gentlemen:

We have acted as special tax counsel to Independent Bank Corporation. a Michigan corporation (the Company"), and IBC Capital Finance IV. a Delaware statutory trust (the "Trust"), in connection with (i) the issuance and sale by the Trust of 20,000 preferred securities (liquidation amount $1 ,000 per preferred security) representing undivided beneficial interests in the assets of the Trust and (ii) the purchase by the Trust from the Company of $20,619,000 in aggregate principal amount of Junior Subordinated Debt Securities due September 15, 2037 (the Debt Securities").

September 6, 2007

The Debt Securities are being issued pursuant to an Indenture, dated as of September 6, 2007 (the "Indenture") between the Company, and LaSalle Bank National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Placement Agreement effective as of September 4, 2007 (the "Placement Agreement") by and among the Company, the Trust. and Cohen & Company, as Placement Agent. This opinion letter is furnished pursuant to the Placement Agreement.

In arriving at the opinions expressed below we have examined executed or otherwise final copies of (i) the Amended and Restated Declaration of Trust of the Trust dated as of the date hereof (the 'Declaration"), (ii) the Indenture, (iii) the Placement Agreement, (iv) the Capital Security Certificate, and (v) the Junior Subordinated Debt Security Certificate (together, the "Operative Documents"). In addition, we have made such investigations of law and fact as we have deemed appropriate as a basis for the opinions expressed below.

The opinions set forth below are qualified as stated herein, and are qualified further by the following:

1.            We have assumed that (i) the Operative Documents have been or will be duly authorized, executed and delivered by the parties thereto, are within such parties' corporate, partnership or limited liability company powers, and are or will be such parties' legal, valid and binding obligation(s) and that such parties are in compliance with all applicable laws, rules and regulations governing the conduct of such parties' respective businesses and the transactions addressed herein, (ii) the Operative Documents will be enforced in circumstances and in a manner which are commercially reasonable, (iii) the parties to the Operative Documents are not or will not be subject to any statute, rule or regulation or any impediment that requires them to obtain the consent of, or to make any declaration or tiling with, any governmental authority in connection with the transactions contemplated by the Operative Documents, and (iv) all terms, provisions and conditions relating to the transactions referred to in this opinion letter are correctly reflected in the Operative Documents.

2.            The opinions set forth herein are based upon existing laws, ordinances and regulations in effect as of the date hereof and as they presently apply. We have no continuing obligation to inform you of changes in law or fact subsequent to the date hereof or of facts of which we become aware after the date hereof

3.            We have assumed the competency of the signatories to the Operative Documents, the genuineness of all signatures, the authenticity of all Operative Documents submitted to us as originals, the conformity to original documents of all Operative Documents submitted to us as certified or photostatic copies, and the accuracy and completeness of all records made available to us.

4.            We express no opinion as to the effect of the laws of any state or jurisdiction other than the federal income tax laws of the United States of America upon the transactions described herein.

September 6, 2007

5.            We have relied upon certificates of public officials and the representations and statements of officers of the Company contained in a representation letter dated as of the date hereof, with respect to the factual determinations underlying the legal conclusions set forth herein.

It is our opinion that, as of the date hereof, under current law and assuming the performance of the Operative Documents in accordance with the terms described therein:

(i)       the Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association or a publicly traded partnership taxable as a corporation; and

(ii)          for United States federal income tax purposes, the Debt Securities will constitute indebtedness of the Company.

The opinions expressed herein are based upon the terms of the Operative Documents as in effect on the date hereof and on the representations and assumptions set forth or referred to above concerning the transactions and related circumstances as of the date hereof. Any material change in the terms of such transactions or such circumstances should be reviewed by us and made the subject of a separate opinion letter as to their effect. You should be aware that the opinions in this letter are based upon the statutes, regulations, judicial decisions and administrative interpretations as in effect on the date hereof and as they presently apply. Such terms are subject to change, in some cases with retroactive effect. Any material change after the date hereof in any of the legal grounds for our opinions could affect the opinions set forth in this letter. No assurance can be given that such changes will not occur.

We call your attention to the fact that our engagement has been limited to the specific matters as to which we have been consulted. We express no opinion as to any other federal income tax consequence of the transactions described herein, any foreign, state and local tax consequences of such transactions, or any non-income tax legal effects of any aspects of such transactions.

The opinions contained herein are not binding upon the Internal Revenue Service, and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinions, or that our opinions will be upheld by the courts if challenged by the Internal Revenue Service.

These opinions are being furnished to you solely for your benefit in connection with the transactions set forth above, and may not he relied upon by, nor a copy of it delivered to, any other party, without our prior written consent. These opinions are based upon our knowledge of the law and facts as of the date hereof, and we assume no duty to communicate with you with respect to any matter that comes to our attention hereafter.

Very truly yours,

DLA Piper US LLP

/s/ DLA Piper US LLP